UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	OMB APPROVAL
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FORZA INNOVATIONS INC.

(Exact name of Registrant as specified in its charter)

Wyoming	30-0852686
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 Forzani Way NW

Calgary, Alberta, Canada T3Z 1L5

 (Address of principal executive offices) (Zip Code)

2021 Equity Award Plan

 (Full title of the plan)

Registered Agents Inc.

30 N Gould Street, Suite R

Sheridan, Wyoming 82801

(Name and address of agent for service)

(702) 205-2064

 (Telephone number, including area code, of agent for service)

Copies to:

Jackson L. Morris

126 21st Avenue Southeast

St. Petersburg, Florida 33705

Tel:  (813) 892-5969

Fax:  (800) 310-1695

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer, “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (3)
Class A Common Stock, $0.001 par value (1)	10,000,000	$0.53	$5,300,000	$578.23
Class A Common Stock, $0.001 par value (2)	10,000,000	$0.53	$5,300,000	$578.23
TOTALS	20,000,000		$10,600.000	$1,156.46

(1)	These shares are offered under awards to be granted under the 2021 Equity Award Plan.

(2)	These shares are issuable upon exercise of options to be granted under the 2021 Equity Award Plan.

(3)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the last reported sale price of Common Stock of Forza Innovations Inc. listed on the OTC Pink Sheets as of July 27, 2021, a date within five business days prior to the filing of this registration statement.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The registrant shall deliver or cause to be delivered to each participant in the 2021 Equity Award Plan (the “Plan”), all material information regarding the Plan and its operations that will enable participants to make an informed decision regarding investment in the plan.

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1).

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in Item 3 of this registration statement as well as the Section 10(a) prospectus but not delivered herewith, as well as all other documentation required pursuant to Rule 428(b) will be furnished without charge upon written or oral request.  Requests should be addressed to: Forza Innovations Inc., 30 Forzani Way NW, Calgary, Alberta, Canada T3Z 1L5.  Forza Innovations’ telephone number is (702) 205-2064.

Item 3. Incorporation of Documents by Reference

The following documents filed with the United States Securities and Exchange Commission (the “SEC”) by Forza Innovations Inc. (“Forza Innovations”, “we”, “our”, the “Company”), are incorporated herein by reference:

(1)	Forza Innovations’ latest Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed on May 4, 2021, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

(2)	All reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in subparagraph (1) above; and

(3)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

In accordance with the laws of Wyoming, in general, an incorporated corporation, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Wyoming corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the State of Wyoming or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

We have no directors’ and officers’ liability insurance at this time.  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

(a)

Exhibit No	Title
4.1	2021 Equity Award Plan
5.1	Opinion of Jackson L. Morris with respect to the legality of the Common Stock being registered hereby.
23.1	Consent of Michael Gillespie & Associates, PLLC
23.2	Consent of Jackson L. Morris (included in Exhibit 5.1)

(b) Neither an opinion of counsel concerning compliance with the requirements of ERISA nor an Internal Revenue Service determination letter that the plan is qualified under Section 401 of the Internal Revenue Code shall be required if, in lieu thereof, the response to this Item 8 includes an undertaking that the registrant will submit or has submitted the plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

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Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post -effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Calgary, Province of Alberta, on August 2, 2021.

FORZA INNOVATIONS INC.
(Registrant)

By:	/s/ Johnny Forzani
Johnny Forzani, Director & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE
/s/ Johnny Forzani	Chief Executive Officer, Director	August 2, 2021
Johnny Forzani

/s/ Tom Forzani	Director	August 2, 2021
Tom Forzani

/s/ Geoff Stanbury	Chief Financial Officer, Director	August 2, 2021
Geoff Stanbury

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INDEX TO EXHIBITS

Exhibit No	Title
4.1	2021 Equity Award Plan
5.1	Opinion of Jackson L. Morris with respect to the legality of the Common Stock being registered hereby.
23.1	Consent of Michael Gillespie & Associates, PLLC
23.2	Consent of Jackson L. Morris (included in Exhibit 5.1)

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